Exhibit 10.44

ADDENDUM TO BUSINESS FINANCING AGREEMENT AND
AGREEMENT FOR WHOLESALE FINANCING

     This Addendum is made to (i) that certain Business Financing Agreement executed on the 25th day of June, 2004, between En Pointe Technologies Sales, Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“BFA”) and (ii) that certain Agreement for Wholesale Financing between Dealer and CDF dated June 25, 2004 as amended (“AWF”).

     FOR VALUE RECEIVED, CDF and Dealer agree as follows:

     1. Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the AWF (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the remainder of eighty-five percent (85%) of the net amount of eligible Accounts listed in such Schedule, minus the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Agreement for Wholesale Financing (the ‘AWF’) with CDF, as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’).

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean ninety percent (90%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the AWF, in the event Dealer’s SPP Deficit exceeds at any time (a) eighty-five percent (85%) of the net amount of eligible Accounts, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the AWF, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

     2. Section 7.1 of the BFA is hereby amended to read as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

“7.1 Termination. This Agreement will continue in full force and effect (except that it may be terminated by either party upon sixty (60) days written notice to the other party or immediately by CDF in the exercise of its rights and remedies upon Default by Dealer) for a period of three (3) years from the first day of the first month following the date hereof and for successive one (1) year

Exhibit 10.44

periods thereafter, subject to termination at the end of any such period on at least sixty (60) days prior written notice by either party to the other party. If such notice of termination is given by Dealer to CDF, such notice will be ineffective unless Dealer pays to CDF all Obligations on or before the termination date. Any termination of this Agreement by Dealer or CDF will have the effect of accelerating the maturity of all Obligations not then otherwise due, thereby making all of the Obligations immediately due and payable on the effective date of termination, and will be without any additional penalty or premium of any kind.

7.1.1	Effect of Termination. Dealer will remain obligated to CDF for CDF’s advances or commitments made before the effective termination date of this Agreement. CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full. All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.”

3. Section 17 of the AWF is hereby amended in its entirety to read as follows:

“17. Termination. Either party may terminate this Agreement at any time by written notice received by the other party. If CDF terminates this Agreement, Dealer agrees that if Dealer is not in default hereunder, sixty (60) days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient). Dealer will be obligated to CDF for CDF’s advances or commitments made before the effective termination date of this Agreement. CDF will retain all of its rights, interests and remedies hereunder until Dealer has paid CDF in full. All waivers, and the agreement to arbitrate, set forth in this Agreement will survive any termination of this Agreement.”

     Dealer waives notice of CDF’s acceptance of this Addendum.

     All other terms and provision of the BFA and AWF, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Dealer and CDF have both read this Addendum to the BFA and AWF , understand all the terms and provisions hereof, and agree to be bound thereby and subject thereto as of this 27th day of July, 2004.

En Pointe Technologies Sales, Inc.

ATTEST:	By:	Attiazaz “Bob” Din

Attiazaz “Bob” Din
/s/ Robert A. Mercer		Chief Executive Officer

Robert A. Mercer, Secretary

GE COMMERCIAL DISTRIBUTION FINANCE
CORPORATION

	By:	/s/ David J. Lynch

David J. Lynch
Vice President of Operations